Exhibit 10.49.1

SYNPLICITY, INC.

OFFICER BONUS PLAN

Adopted April 20, 2007, Amended January 18, 2008

1.                                      Purpose of the Plan

The Synplicity Officer Bonus Plan (the “Plan”) is a bonus program that provides a pool of cash to be used by Synplicity’s Chief Executive Officer (“CEO”) to reward certain executives based on his subjective judgment of their contribution to the success of Synplicity (the “Company”). This Plan is separate from and unrelated to the Company’s Variable Incentive Pay Plan (“VIPP”) and provides the CEO more flexibility than the VIPP in rewarding individual contribution.

2.                                      Definitions

a)                                     “Administrator” means the Compensation Committee of the Board of Directors of the Company.

b)                                     “Annual Bonus Pool” means the amount of cash as determined by the Administrator that can be distributed as bonuses during a Plan Year.

c)                                      “Cash Bonus” means a bonus amount an individual Participant is eligible to receive for a Quarterly Period as determined in accordance with Section 4 and the terms of the Plan.

d)                                     “Notice of Participation” means an individualized written notice of participation to eligible employees who have been selected by the Administrator for participation in the Plan.

e)                                      “Participant” means an employee who is selected by the Administrator for participation in the Plan.

f)                                       “Quarterly Bonus Payout” means the aggregate amount to be paid out related to the just prior Quarterly Period.

g)                                     “Quarterly Bonus Pool” means an Annual Bonus Pool divided by four.

h)                                     “Quarterly Period” means a calendar quarter.

i)                                        “Plan Year” means the four calendar quarters commencing April 1 of any given year and ending March 31 of the following year.

3.                                      Eligibility

Employees who are named on Exhibit A to this Plan (“Participants”) shall be eligible to participate in the Plan during a given Plan Year.  A Participant shall cease to be a Participant in the Plan when he or she ceases to be a current, active, full-time employee of the Company.  The Administrator shall have the sole discretion to determine the eligibility of employees and to select those eligible employees who may participate in the Plan.

4.                                      Determination and Payment of Cash Bonuses

a)                                     Determination of Quarterly Bonus Payouts. For each Quarterly Period throughout the Plan Year, the CEO shall determine the Quarterly Bonus Payout available for (relating to) the just completed Quarterly Period. Such Quarterly Bonus Payout shall be between 0% and 100% of the Quarterly Bonus Pool, as determined at the CEO’s complete discretion.

b)                                     Determination of a Participant’s Cash Bonus. The CEO shall determine how the Quarterly Bonus Payout for the just completed Quarterly Period shall be allocated amongst Participants. The dollar amount of the Quarterly Bonus Payout to be distributed to each Participant for any just completed Quarterly Period (such individual’s “Cash Bonus”) shall be at the complete discretion of the CEO, and can be from 0% to 100% of the overall Quarterly Bonus Payout for such Quarterly Period, provided the total aggregate amount of all Cash Bonuses for all Participants for such Quarterly Period is not be greater than the overall Quarterly Bonus Payout.

c)                                      Notification of Eligibility and Timing of Payments. A Participant determined eligible to receive a Cash Bonus for the just completed Quarterly Period will be notified of eligibility prior to payment, including the amount of his or her individual Cash Bonus. Payments of Cash Bonuses occur within seventy-five (75) days after the completed Quarterly Period, subject to Section 4(d). Cash Bonuses are paid to Participants less all governmental and other applicable withholding.

d)                                     Payments subject to Participant’s Employment through time of Payment. Payments of Cash Bonuses shall be subject to Participants’ continued employment with the Company through the date that Cash Bonuses are paid. Any Participant who has terminated employment due to any cause or no cause, or who is otherwise no longer an active, full-time employee through the time of payment of such Participant’s Cash Bonus, shall not be entitled to any portion of the Cash Bonus, regardless of any notice of eligibility for a Cash Bonus. The amount that would have otherwise been made available to such Participant for the just completed Quarterly Period shall be re-allocated by the CEO to the other Participants, if he chooses, and at his complete discretion.

5.                                      Administration of the Plan

The Plan shall be administered by the Administrator or such person or committee as is designated by the Company’s Board of Directors.  Subject to the terms of the Plan, the Administrator shall have the discretionary authority (without limitation) to construe and interpret the terms of the Plan.  The Administrator shall select the eligible employees who may participate in the Plan for each Plan Year (or portion thereof) during the term of the Plan.  The Administrator shall have the discretionary authority (without limitation) to set the Annual Cash Bonus Pool available to Participants under the Plan and, subject to the maximum payout of 100% of the Quarterly Bonus Pool, the CEO shall have the discretionary authority (without limitation) to determine the actual amounts to be distributed as Quarterly Bonus Payouts and Cash Bonuses during the term of the Plan.  The Administrator’s determination with regard to any provision of the Plan shall be conclusive and binding on all Participants.

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6.                                      Merger or Asset Sale

In the event of a material transaction involving the Company, including but not limited to the merger of the Company with or into another corporation, the sale of substantially all of the assets of the Company, or the acquisition by the Company of another corporation or other business entity, the Plan and all obligations hereunder may be terminated by the Administrator; provided, however, that such termination shall be conditioned upon the Administrator, after good faith consultation with the senior management of the Company, providing for a replacement plan offering benefits or compensation comparable to the benefits or compensation that otherwise would have been probable to have been earned under the Plan (as determined in the sole discretion of the Administrator) had such merger or asset sale not occurred.  Any decision by the Administrator pursuant to this Section 7 shall be final and binding on all Participants.

7.                                      Term of Plan

The Plan shall become effective upon April 1, 2007 and shall terminate when action is taken by the Administrator to terminate the Plan, or earlier as otherwise provided herein.

8.                                      Amendment and Termination of the Plan

Subject to Section 7 hereof, the Administrator shall have the power to amend, suspend or terminate the Plan at any time.  In taking any such action, however, the Administrator shall use its good faith efforts to be fair and equitable to Participants and shall have due regard for the original intent behind establishment of this Plan.

9.                                      Limitations

Neither the Plan nor the transactions authorized under the Plan constitute an express or implied promise of continued employment for any period whatsoever.

10.                               Governing Law

The Plan shall be governed by the laws of the State of California.

11.                               Funding of Plan Payments

Cash Bonuses, if any, to be made hereunder shall be funded out of the general assets of the Company.

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PLAN YEAR:   April 1, 2008 to March 31, 2009

SYNPLICITY, INC.

OFFICER BONUS PLAN

EXHIBIT A

Participants:

•                  John Hanlon

•                  Andy Haines

•                  Andrew Dauman

•                  Ken McElvain

Annual Bonus Pool for Plan Year:

$32,000

PLAN YEAR:   April 1, 2008 to March 31, 2009

SYNPLICITY, INC.

OFFICER BONUS PLAN

NOTICE OF PARTICIPATION

To:  [Name of Participant]

Date:

The Compensation Committee of the Board of Directors of Synplicity, Inc. (the “Company”) has designated you as a Participant for the Plan Year commencing April 1, 2008 and ending March 31, 2009 in the Synplicity Officer Bonus Plan (the “Plan”), a copy of which is attached hereto.  The terms and conditions of your participation in the Plan are as set forth in the Plan and herein.

You are eligible to receive a Cash Bonus, subject to determination by the CEO of the applicable amount, each Quarterly Period during the term of the Plan Year.

Cash Bonuses are allocated amongst the Participants in the Plan at the complete discretion of the CEO. The aggregate amount of all Participants’ Cash Bonuses for a Quarterly Period equals the Quarterly Bonus Payout (which is also determined by the CEO at his discretion to be between 0 and 100% of the Quarterly Cash Pool available).

You must be an active, continuous full-time employee through the date the Cash Bonus is paid to receive such Cash Bonus.  Cash Bonuses, if any, will be paid within seventy-five (75) days after the last day of the Quarterly Period.  Provided you satisfy the terms of the Plan, including being employed on the date such Cash Bonuses, if any, for the Quarterly Period are paid under the Plan, you will receive such Cash Bonus.

Please carefully review the terms of the Plan to understand the terms and conditions of your participation in the Plan. Should you have any questions regarding this Notice of Participation or the Plan, please do not hesitate to contact Gary Meyers at 408-215-6011.

Date:	Signature: